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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                (Amendment No. 1)

                    Under the Securities Exchange Act of 1934



                            LENNOX INTERNATIONAL INC.
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
                         (Title of Class of Securities)


                                    526107107
                                 (CUSIP Number)


                                December 31, 2000
             (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|.        Rule 13d-1(b)
|_|         Rule 13d-1(c)
|X|         Rule 13d-1(d)


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CUSIP No. 526107107                    13 G                    Page 2 of 4 Pages

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1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Phillip L. Zink
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2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |_|
                                                               (b) |X|
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3      SEC USE ONLY
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4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
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                            5      SOLE VOTING POWER

         NUMBER OF                 237,119 shares
          SHARES          ------------------------------------------------------
       BENEFICIALLY         6      SHARED VOTING POWER
         OWNED BY
           EACH                    4,061,095 shares
         REPORTING        ------------------------------------------------------
          PERSON            7     SOLE DISPOSITIVE POWER
           WITH
                                  237,119 shares
                          ------------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

                                  4,061,095 shares
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9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             4,298,214 shares
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10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|
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11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             7.7 %
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12     TYPE OF REPORTING PERSON*

             IN
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                            STATEMENT ON SCHEDULE 13G

     Phillip L. Zink hereby amends and supplements his Statement on Schedule 13G as originally filed on February 14, 2000 (the "Original Statement"), with respect to common stock, par value $.01 per share (the "Common Stock"), of Lennox International Inc., a Delaware corporation ("Lennox"). Unless otherwise indicated, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Original Statement.

Item 4.Ownership.

       Item 4 of the Original Statement is hereby amended and restated as of December 31, 2000 as follows:

       (a)Amount beneficially owned as of:  4,298,214 shares

       (b)Percent of class:  7.7 %

       (c)Number of shares as to which the reporting person has:

          (i)   sole power to vote or direct the vote:  237,119

          (ii)  shared power to vote or direct the vote:  4,061,095

          (iii) sole power to dispose or to direct the disposition of:   237,119

          (iv)  shared power to dispose or to direct the disposition of:
                4,061,095


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                                    SIGNATURE


    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 5, 2001


                                                   /s/ Phillip L. Zink
                                                  ------------------------------
                                                  Phillip L. Zink